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                                   EXHIBIT 12

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                             YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------
(DOLLARS IN MILLIONS)                              2002     2001      2000     1999      1998
---------------------                             ------   -------   ------   ------   --------
EARNINGS
Income (loss) from Continuing Operations before
  Income Taxes..................................  $(17.9)  $(273.0)  $ 58.8   $300.1   $  930.4
Add:
Amortization of previously capitalized
  interest......................................    10.2       9.8      9.7     11.0       10.7
Minority interest in net income of consolidated
  subsidiaries with fixed charges...............    58.3      26.7     45.6     42.9       33.6
Proportionate share of fixed charges of
  investees accounted for by the equity
  method........................................     4.1       3.1      5.7      5.5        4.8
Proportionate share of net loss of investees
  accounted for by the equity method............    11.7      44.6     28.4      0.3         --
                                                  ------   -------   ------   ------   --------
  Total additions...............................    84.3      84.2     89.4     59.7       49.1
Deduct:
Capitalized interest............................     7.5       6.4     12.0     11.8        6.6
Minority interest in net loss of consolidated
  subsidiaries..................................     5.2      19.5      8.3      4.2        2.9
Undistributed proportionate share of net income
  of investees accounted for by the equity
  method........................................     1.3       1.1      4.3      2.2         --
                                                  ------   -------   ------   ------   --------
  Total deductions..............................    14.0      27.0     24.6     18.2        9.5
                                                  ------   -------   ------   ------   --------
TOTAL EARNINGS..................................  $ 52.4   $(215.8)  $123.6   $341.6   $  970.0
                                                  ======   =======   ======   ======   ========
FIXED CHARGES
Interest expense................................  $241.3   $ 292.4   $282.6   $179.4   $  147.8
Capitalized interest............................     7.5       6.4     12.0     11.8        6.6
Amortization of debt discount, premium or
  expense.......................................     8.8       7.1      1.5      0.7        1.2
Interest portion of rental expense..............    75.3      73.6     73.5     62.1       57.7
Proportionate share of fixed charges of
  investees accounted for by the equity
  method........................................     4.1       3.1      5.7      5.5        4.8
                                                  ------   -------   ------   ------   --------
TOTAL FIXED CHARGES.............................  $337.0   $ 382.6   $375.3   $259.5   $  218.1
                                                  ======   =======   ======   ======   ========
TOTAL EARNINGS BEFORE FIXED CHARGES.............  $389.4   $ 166.8   $498.9   $601.1   $1,188.1
                                                  ======   =======   ======   ======   ========
RATIO OF EARNINGS TO FIXED CHARGES..............    1.16         *     1.33     2.32       5.45

* EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2001 WERE INADEQUATE TO COVER FIXED CHARGES. THE COVERAGE DEFICIENCY WAS $215.8 MILLION.